Friday, February 15, 2013

Company Press Release

Source: Salisbury Bancorp, Inc.

Salisbury Contact: Richard J. Cantele, Jr., President and Chief Executive Officer

860-435-9801 or rcantele@salisburybank.com

FOR IMMEDIATE RELEASE

SALISBURY BANCORP, INC. ANNOUNCES THE RESIGNATION OF ITS CHIEF FINANCIAL OFFICER, B. IAN MCMAHON

Lakeville, Connecticut, February 15, 2013 /GlobeNewswire…..Salisbury Bancorp, Inc. (“Salisbury”), NASDAQ Capital Market: “SAL”, the holding company for Salisbury Bank and Trust Company (the “Bank”), announced that B. Ian McMahon, Executive Vice President and Chief Financial Officer of Salisbury and the Bank, will resign his positions effective March 1, 2013 to pursue another career opportunity. Mr. McMahon has served as Salisbury’s and the Bank’s Chief Financial Officer since September, 2009.

Richard J. Cantele, Jr., President and Chief Executive Officer, will serve as Chief Financial Officer of Salisbury and the Bank on an interim basis until a permanent replacement is announced. Mr. Cantele previously served as interim Chief Financial Officer of Salisbury and the Bank from July 2009 through September 2009.

Richard J. Cantele, Jr., said, “We are grateful to Ian for his capable leadership of Salisbury’s finance function. All of our associates and I will miss our interaction with Ian. We thank him for his service and wish him the very best in his future career.”

Mr. McMahon’s resignation is not the result of any disagreement with Salisbury on any matter relating to Salisbury’s operations, policies or practices.

Background

Salisbury Bancorp, Inc. is the parent company of Salisbury Bank and Trust Company, a Connecticut chartered commercial bank serving the communities of northwestern Connecticut and proximate communities in New York and Massachusetts, since 1848, through full service branches in Canaan, Lakeville, Salisbury and Sharon, Connecticut, South Egremont and Sheffield, Massachusetts and Dover Plains and Millerton, New York. The Bank offers a full complement of consumer and business banking products and services as well as trust and wealth advisory services.

Forward-Looking Statements

Statements contained in this news release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and expectations of management as well as the assumptions and estimates made by management using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions, including among others: changes in market interest rates and general and regional economic conditions; changes in government regulations; changes in accounting principles; and the quality or composition of the loan and investment portfolios and other factors that may be described in Salisbury’s quarterly reports on Form 10-Q and its annual report on Form 10-K, each filed with the Securities and Exchange Commission, which are available at the Securities and Exchange Commission’s internet website (www.sec.gov) and to which reference is hereby made. Therefore, actual future results may differ materially from results discussed in the forward-looking statements.